EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related prospectus of Verizon Communications Inc. for the registration of 25,000,000 shares of its Common Stock, and to the incorporation by reference therein of our report dated January 29, 2003, with respect to the consolidated financial statements and financial statement schedule of Verizon Communications Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
July 2, 2003